Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

INVESTORS:	MEDIA:
Renovis, Inc.	Noonan Russo
John C. Doyle	David Schull
(650) 266-1407	(858) 546-4810
doyle@renovis.com	david.schull@eurorscg.com

RENOVIS REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

Announces Achievement of Milestone in VR1 Collaboration with Pfizer

South San Francisco, California – July 27, 2006 – Renovis, Inc. (Nasdaq: RNVS), a biopharmaceutical company focused on the discovery and development of drugs for diseases and disorders in the areas of cytoprotection, pain and inflammation, today announced financial results for the second quarter ended June 30, 2006.

Second Quarter 2006 Highlights

“Our most advanced drug candidate, NXY-059, took another important step forward in the second quarter of 2006 when enrollment of the pivotal Phase III SAINT II trial was completed ahead of schedule,” said Corey S. Goodman, Ph.D., President and Chief Executive Officer of Renovis. “With more than 3,200 patients, SAINT II is the largest international trial of an investigational drug to treat acute ischemic stroke ever enrolled. As announced, we expect to report top-line data from the trial in coordination with our exclusive licensee, AstraZeneca, in the fourth quarter of 2006.”

Dr. Goodman continued, “In addition to the progress with NXY-059, our internal drug discovery efforts reached an important 2006 goal during the second quarter when our VR1 collaboration with Pfizer nominated a product candidate for IND-enabling studies. In addition to triggering a $1.5 million milestone payment to Renovis, this achievement puts the program solidly on track to enter the clinic in 2007 and illustrates the productivity of our joint effort with Pfizer.”

Second Quarter 2006 Financial Results

Revenue for the second quarter and six months ended June 30, 2006, was $3.7 million and $6.1 million compared to $0.7 million and $1.3 million, respectively, during the corresponding periods in 2005. The increases in revenue during the 2006 periods resulted from our collaboration with Pfizer Inc to discover and develop VR1 antagonists for pain and other indications, which began during the second quarter of 2005. We recorded $2.2 million in revenue each quarter in 2006 for research support under the agreement with Pfizer as well as $1.5 million in revenue upon the achievement of an agreement milestone during the second quarter of 2006. The increase in revenues attributable to the VR1 collaboration during the second quarter and six months ended June 30, 2006, was partially offset by reduced revenue from our collaboration with Genentech, Inc. in the areas of neurological disorders and anti-angiogenesis. The funded research period under our agreement with Genentech ended in February 2006.

Research and development expenses for the quarter and six months ended June 30, 2006 were $7.0 million and $13.9 million, respectively, compared to $8.1 million and $16.5 million during the same periods in 2005. The decrease in research and development expenses primarily reflects lower clinical development expenses as a result of our decisions to end two clinical development programs in 2005. This decrease was partially offset by additional investments in preclinical activities in the areas of cytoprotection, pain and inflammatory diseases as well as the effect of our adoption, on January 1, 2006, of Statement of Financial Accounting Standards No. 123R, Share-Based Payment (SFAS 123R).

General and administrative expenses for the quarter and six months ended June 30, 2006 were $3.7 million and $7.6 million, respectively, compared to $2.8 million and $5.4 million during the same periods in 2005. The increase in general and administrative expenses primarily reflects the non-cash stock compensation expense impact of our adoption of SFAS 123R.

Other income, which consists primarily of interest income, was $1.2 million and $2.4 million during the quarter and six months ended June 30, 2006, respectively, compared with $0.3 million and $0.6 million during the corresponding periods in 2005. The increases resulted from the effects of higher cash and investments balances and higher interest rates. Our cash and investments balances were higher during the 2006 periods as a result of a public offering we completed in September 2005 that raised net proceeds of $50.4 million

Net loss for the second quarter of 2006 was $5.8 million, or $0.20 per share, compared to $10.0 million, or $0.41 per share, for the second quarter of 2005. Net loss for the six months ended June 30, 2006 was $13.0 million, or $0.45 per share, compared to $20.0 million, or $0.81 per share, for the corresponding period in 2005.

At June 30, 2006, Renovis had $107.3 million in cash, cash equivalents and short-term investments.

2006 Financial Guidance

Financial projections involve a high level of uncertainty due to, among many factors, the variability involved in predicting requirements of early stage research programs, the potential for Renovis to enter into new licensing agreements or strategic collaborations and share-based compensation expense.

For the year ending December 31, 2006, we are increasing revenue guidance following achievement of a contract milestone under the collaboration with Pfizer and reducing the guidance for operating expenses consistent with our efforts to prudently manage spending on internal drug discovery programs. The combination of higher contract revenue and lower operating expenses is favorable to the full year 2006 guidance previously announced in conjunction with our results for the quarter ended March 31, 2006, as follows:

•	Total contract revenue of $10.0 million to $10.5 million is increased from previous guidance of $8.8 million to $9.2 million; and

•	Total operating expenses is decreased to $43.0 million to $48.0 million, including $10.0 million to $12.0 million in share-based compensation to be recognized in accordance with SFAS 123R. Previous guidance for total operating expenses was $48.0 million to $56.0 million, including $10.0 million to $13.0 million in share-based compensation expense.

Conference Call and Webcast Information

Corey S. Goodman, Ph.D., President and Chief Executive Officer, and John C. Doyle, Vice President of Finance and Chief Financial Officer, will review second quarter 2006 results via Webcast and conference call on Thursday, July 27, 2006 at 4:30 p.m. EDT. Interested parties may access the call by dialing 1-866-356-3095 in the United States and 1-617-597-5391 internationally. The participant code is 83762470. This call is being Webcast by CCBN and can be accessed in the Investor Relations section of Renovis’ Web site at www.renovis.com. A replay of the Webcast will be available until we report results for the third quarter of 2006. The Webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Renovis

Renovis is a biopharmaceutical company primarily focused on the discovery and development of drugs for neurological diseases and disorders in areas of unmet medical need. Our most advanced product candidate, NXY-059, is in Phase III clinical trials for acute ischemic stroke with our exclusive licensee, AstraZeneca AB. NXY-059, which has a proposed mechanism of action of free radical trapping, is being studied as a neuroprotectant in clinical trials based on effects seen in experimental models of acute ischemic stroke. In addition to proprietary research programs in the areas of cytoprotection, pain and inflammation, Renovis has a worldwide collaboration and license agreement with Pfizer to research, develop and commercialize small molecule VR1 antagonists, and a research and development collaboration with Genentech to discover and develop anti-angiogenesis drugs and drugs that promote nerve re-growth following nervous system injury.

For additional information about the company, please visit www.renovis.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Renovis cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors that could cause actual results or events to differ materially from the forward-looking statements that we make are described in greater detail in the “Risk Factors” section of our Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on May 9, 2006, and our Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 14, 2006. We do not assume any obligation to update any forward-looking statements.

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RENOVIS, INC.

Condensed Statements of Operations

(All amounts in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Contract revenue	$3,650	$656	$6,128	$1,313
Operating expenses:
Research and development	6,982 (1)	8,096 (2)	13,854 (1)	16,510 (2)
General and administrative	3,730 (1)	2,844 (2)	7,633 (1)	5,378 (2)

Total operating expenses	10,712	10,940	21,487	21,888
Loss from operations	(7,062)	(10,284)	(15,359)	(20,575)
Other income	1,231	304	2,393	606

Net loss	(5,831)	(9,980)	(12,966)	(19,969)
Basic and diluted net loss per share	$(0.20)	$(0.41)	$(0.45)	$(0.81)

Shares used to compute basic and diluted net loss per share	29,178,167	24,625,270	29,077,767	24,576,463

(1)	As of January 1, 2006, we account for employee share-based compensation expense under the fair value method in accordance with FAS 123R. As we adopted the modified prospective transition method, results for prior periods have not been restated to account for share-based compensation under the fair value method for GAAP purposes. For the three and six months ended June 30, 2006, share-based employee compensation expense of $1.1 million and $2.2 million was included in research and development and $1.3 million and $2.5 million was included in general and administrative expense, respectively.

(2)	Prior to January 1, 2006, we accounted for employee share-based compensation under Accounting Principles Board, Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). In accordance with APB 25, we used the intrinsic value method to account for employee share-based compensation expense. For the three and six months ended June 30, 2005, we have reclassified $0.7 million and $1.3 million to research and development and $0.3 million $0.7 million to general and administrative expense, respectively, for amortization of employee share-based compensation that was previously shown as a separate line item in our statement of operations. This amortization of share-based compensation expense as measured under APB 25 related to stock options granted prior to December 31, 2003, for which the exercise price of the stock options was lower than the fair value of our common stock on the grant date as estimated for financial reporting purposes.

RENOVIS, INC.

Condensed Balance Sheets

(in thousands)

	June 30, 2006	December 31, 2005
	(Unaudited)	(1)
Assets:
Cash and cash equivalents	$66,054	$8,149
Short-term investments	41,292	110,740
Prepaids and other current assets	2,851	1,082

Total current assets	110,197	119,971
Property and equipment, net	7,311	6,428
Other long-term assets	195	213

	$117,703	$126,612

Liabilities and stockholders’ equity:
Current liabilities	$10,765	$11,642
Long-term liabilities	4,282	6,372
Stockholders’ equity	102,656	108,598

	$117,703	$126,612

(1)	Derived from audited financial statements at that date.